UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2014

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33326

Delaware	20-8447891
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

850 Main Street Bridgeport, CT 06604
(Address of principal executive offices, including zip code)

(203) 338-7171

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 26, 2014, People’s United Bank (the “Bank”), a subsidiary of People’s United Financial, Inc. (the “Company”), issued and sold $400 million aggregate principal amount of its 4.000% Subordinated Notes due 2024 (the “Subordinated Notes”). The Subordinated Notes were issued pursuant to an Issuing and Paying Agency Agreement, dated June 26, 2014 (the “IPAA”), between the Bank and Bank of New York Mellon, as agent. The Subordinated Notes were issued and sold pursuant to an exemption from registration provided by Section 3(a)(5) of the Securities Act of 1933, as amended.

The net proceeds of the offering will be approximately $394.4 million, after deducting discounts payable to the initial purchasers and other offering expenses. The Subordinated Notes will qualify as Tier 2 capital of the Bank for regulatory capital purposes as of the issue date. The Bank anticipates using the net proceeds in its banking business, including funding of loans and investment securities, and for other general corporate purposes in the ordinary course of its business.

The indebtedness of the Bank evidenced by the Subordinated Notes, including its obligation to pay principal and interest, is unsecured and subordinate and junior in right of payment to the Bank’s obligations to its depositors, its obligations under banker’s acceptances and letters of credit, its obligations to any Federal Reserve Bank, to the Federal Deposit Insurance Corporation (the “FDIC”) and any rights acquired by the FDIC as a result of loans made or other assistance provided by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. Section 1823(c), (d) or (e), and its obligations to its other creditors, whether outstanding on the date of issuance of the Subordinated Notes or incurred thereafter (except any obligations which expressly rank on a parity with or junior to the Subordinated Notes).

The Subordinated Notes will bear interest at the rate of 4.000% per annum from June 26, 2014, until the principal of the Subordinated Notes has been paid in full. Interest on the Subordinated Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2015, and on the date of maturity (each, an “Interest Payment Date”). Payments will include interest accrued to (but excluding) the relevant Interest Payment Date. Interest on the Subordinated Notes will be calculated on the basis of a 360 day year of twelve 30 day months. The Notes will mature on July 15, 2024 and are not subject to repayment at the option of the holders prior to maturity. The Subordinated Notes will be redeemable, at the Bank’s option, in whole or in part, on or after April 16, 2024 at a redemption price equal to 100% of the principal amount of the Subordinated Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, the Subordinated Notes will be redeemable, at the Bank’s option, in whole but not in part, within 90 days of the occurrence of a regulatory event (as defined in the form of Global Subordinated Note) The description of the Subordinated Notes contained in this Current Report is qualified in its entirety by reference to the IPAA and the form of Global Subordinated Note.

Copies of the IPAA and the form of Global Subordinated Note are filed with this Current Report as Exhibits 4.1 and 4.2 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	The following Exhibits are submitted herewith.

Exhibit No.	Document Description

4.1	Issuing and Paying Agency Agreement, dated June 26, 2014, between People’s United Bank, as Issuer, and Bank of New York Mellon, as Agent

4.2	Form of Global Subordinated Note representing the 4.000% Subordinated Notes due 2024

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2014	PEOPLE’S UNITED FINANCIAL, INC.

	By:	/s/ Eric J. Appellof
Eric J. Appellof
First Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

4.1	Issuing and Paying Agency Agreement, dated June 26, 2014, between People’s United Bank, as Issuer, and Bank of New York Mellon, as Agent

4.2	Form of Global Subordinated Note representing the 4.000% Subordinated Notes due 2024